EXHIBIT 12

                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                Six Months
                              Ended June 30,                             Years Ended December 31,
                                    2002       ----------------------------------------------------------------------------
                                (Unaudited)        2001            2000            1999            1998            1997
                               ------------    ------------    ------------    ------------    ------------    ------------
Earnings:
    Pretax income from
      continuing operations    $      1,819    $      1,596    $      3,908    $      3,438    $      2,925    $      2,750
    Interest expense                  1,224           2,888           2,952           2,178           2,224           2,122
    Other adjustments                    91             175             163             151             124             127
                               ------------    ------------    ------------    ------------    ------------    ------------
Total earnings (a)             $      3,134    $      4,659    $      7,023    $      5,767    $      5,273    $      4,999
                               ------------    ------------    ------------    ------------    ------------    ------------


Fixed Charges:
    Interest expense           $      1,224    $      2,888    $      2,952    $      2,178    $      2,224    $      2,122
    Other adjustments                    77             170             165             152             129             129
                               ------------    ------------    ------------    ------------    ------------    ------------
Total fixed charges (b)        $      1,301    $      3,058    $      3,117    $      2,330    $      2,353    $      2,251
                               ------------    ------------    ------------    ------------    ------------    ------------


Ratio of earnings to
    fixed charges (a/b)                2.41            1.52            2.25            2.48            2.24            2.22


Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.